          Prospectus Supplement to Prospectus dated February 25, 2000.

                                  $500,000,000

                            [WASHINGTON MUTUAL LOGO]

                   8.25% Subordinated Notes due April 1, 2010

                             ----------------------

     Washington Mutual, Inc. will pay interest on the notes on April 1 and October 1 of each year. The first such payment will be made on October 1, 2000. The Notes will be issued only in denominations of $1,000 and integral multiples of $1,000.

                             ----------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------

                                                              Per Note           Total
                                                              --------           -----
Initial public offering price...............................   99.579%        $497,895,000
Underwriting discount.......................................    0.650%        $  3,250,000
Proceeds, before expenses to Washington Mutual..............   98.929%        $494,645,000

     The initial public offering price set forth above does not include accrued interest, if any. Interest on the Notes will accrue from April 4, 2000 and must be paid by the purchaser if the Notes are delivered after April 4, 2000.

                             ----------------------

     The underwriters expect to deliver the Notes in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on April 4, 2000.

GOLDMAN, SACHS & CO.
                       MERRILL LYNCH & CO.
                                            MORGAN STANLEY DEAN WITTER

                             ----------------------

                  Prospectus Supplement dated March 30, 2000.

                        ABOUT THIS PROSPECTUS SUPPLEMENT

     You should read this prospectus supplement carefully, along with the prospectus that follows, before you invest. Both documents contain important information you should consider when making your investment decision. This prospectus supplement contains information about our 8.25% Subordinated Notes due April 1, 2010 and the prospectus contains information about our debt securities generally. This prospectus supplement may add, update or change information in the prospectus.

                             SUMMARY FINANCIAL DATA

     We have derived the summary financial data presented in this table for, and as of the end of, each of the five years in the five-year period ended December 31, 1999, from our audited consolidated financial statements. The information in the table is qualified entirely by reference to the consolidated financial statements and other information incorporated by reference in this prospectus supplement and the prospectus, as described in the prospectus under "Incorporation of Certain Documents by Reference."

                                                   YEAR ENDED DECEMBER 31,
                              -----------------------------------------------------------------
                                 1999          1998          1997          1996         1995
                              -----------   -----------   -----------   ----------   ----------
                                                   (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA
Interest income.............  $12,062,198   $11,221,468   $10,202,531   $9,892,290   $9,860,408
Interest expense............    7,610,408     6,929,743     6,287,038    6,027,177    6,306,724
                              -----------   -----------   -----------   ----------   ----------
Net interest income.........    4,451,790     4,291,725     3,915,493    3,865,113    3,553,684
Provision for loan losses...      167,076       161,968       246,642      498,568      344,624
Noninterest income..........    1,508,997     1,507,200       980,535      819,361    1,224,370
Noninterest expense.........    2,909,551     3,267,500     3,111,117    3,595,271    2,761,174
                              -----------   -----------   -----------   ----------   ----------
Income before income taxes,
  cumulative effect of
  accounting change, and
  minority interest.........    2,884,160     2,369,457     1,538,269      590,635    1,672,256
Income taxes................    1,067,096       882,525       653,151      201,707      654,593
Cumulative effect of change
  in tax accounting
  method....................           --            --            --           --      234,742
Minority interest in
  earnings of consolidated
  subsidiaries..............           --            --            --       13,570       15,793
                              -----------   -----------   -----------   ----------   ----------
Net income..................  $ 1,817,064   $ 1,486,932   $   885,118   $  375,358   $  767,128
                              ===========   ===========   ===========   ==========   ==========

                                                     DECEMBER 31,
                       ------------------------------------------------------------------------
                           1999           1998           1997           1996           1995
                       ------------   ------------   ------------   ------------   ------------
                                                (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA
Assets...............  $186,513,630   $165,493,281   $143,522,398   $137,328,541   $137,142,972
Available-for-sale
  securities.........    41,384,318     32,917,053     19,817,226     25,431,464     31,181,617
Held-to-maturity
  securities.........    19,401,465     14,129,482     17,207,854      9,605,367     10,967,204
Loans................   113,497,225    108,370,906     97,624,348     92,943,126     85,335,568
Deposits.............    81,129,768     85,492,141     83,429,433     87,509,358     88,019,469
Borrowings...........    94,326,616     65,200,489     49,976,377     40,014,735     38,261,697
Stockholders'
  equity.............     9,052,679      9,344,400      7,601,085      7,426,137      8,421,102
Nonperforming assets
  as a percentage of
  total assets.......          0.55%          0.73%          0.96%          1.20%          1.42%
Reserve for loan
  losses as a
  percentage of
  nonperforming
  assets.............           102             88             76             65             50

                                                       YEAR ENDED DECEMBER 31,
                                          -------------------------------------------------
                                          1999       1998       1997       1996       1995
                                          -----      -----      -----      -----      -----
OTHER FINANCIAL DATA
Net interest margin.................       2.63%      2.88%      2.91%      2.96%      2.71%
Operating efficiency ratio
  (excluding amortization of
  intangible assets)................      47.16      54.55      61.72      74.95      55.80
Return on average assets............       1.04       0.96       0.63       0.28       0.56
Return on average common
  stockholders' equity..............      19.66      16.67      11.95       3.95      10.14
Dividend payout ratio(1)............      31.40      29.32      40.61      94.12      37.26
Ratio of earnings to fixed
  charges...........................       1.38       1.34       1.24       1.10       1.27

-------------------------
(1) Based on dividends paid and earnings after restatement of financial statements for significant transactions accounted for as poolings of interest.

                                USE OF PROCEEDS

     We will apply the proceeds from the sale of the Notes for general corporate purposes, including minimizing the use of commercial paper, providing funding to our subsidiaries, and repurchasing shares of our common stock.

                           CERTAIN TERMS OF THE NOTES

GENERAL

     The Notes will mature on April 1, 2010. An Officer's Certificate sets forth the terms of the Notes in accordance with the Subordinated Indenture between us and Harris Trust and Savings Bank, as trustee. The Notes will rank equally with all of our other unsecured and subordinated debt. See "Description of Debt Securities" in the prospectus for a description of the rights under our subordinated debt securities, including the Notes, under the Subordinated Indenture.

     Payment of principal of (and premium, if any) and interest, if any, on the Notes will be subordinate and junior in right of payment to the prior payment in full of all Senior Debt (as defined in the prospectus). At December 31, 1999, Senior Debt aggregated approximately $3.70 billion. The Subordinated Indenture does not limit or restrict our ability to incur additional Senior Debt, but certain of our other debt instruments contain such limitations.

     We may, without the consent of the holders of the Notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the Notes. Any of these additional notes will, together with the Notes constitute a single series of the Notes under the Indenture. No additional notes may be issued if an Event of Default has occurred with respect to the Notes.

     The Notes will bear interest from April 4, 2000, or from the most recent date to which we have paid or provided for interest, at the annual rate of 8.25%. We will pay interest semiannually on each April 1 and October 1, beginning on October 1, 2000, to the person in whose name the Notes are registered at the close of business on the March 15 or September 15 prior to the payment date.

     We will issue the Notes only in registered form, in denominations of $1,000. We will pay principal and interest at the corporate trust office of the trustee at Chicago, Illinois or at such other office or agency that we will maintain for such purpose in New York City. At our option, we may pay interest by check mailed to the person entitled to payment at that person's address appearing on the register of the Notes.

     The Subordinated Indenture permits us at any time (including more than one year prior to the maturity of the Notes) to discharge our obligations on the Notes by providing for payment when due of the principal and interest and by satisfying certain other conditions described under "Description of Debt Securities -- Satisfaction and Discharge" in the prospectus.

     The Notes are not redeemable before maturity.

BOOK-ENTRY SYSTEM

     The Notes will be represented by one or more Global Securities that we will deposit with DTC or its agent. We will register the Notes in the name of DTC's nominee, Cede & Co. The deposit of the Notes with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership.

     The Notes will settle in DTC's Same-Day Funds Settlement System and trade in that system in book-entry form until maturity. Therefore, secondary market trading activity for the Notes will settle in immediately available funds. We will pay principal and interest to DTC in immediately available funds. There can be no assurance as to the effect, if any, that settlement in immediately available funds will have on trading activity in the Notes.

     DTC has advised as follows: It is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC was created to hold securities for its participating organizations and to facilitate the clearance and settlement of securities transactions between participants in such securities through electronic book-entry changes in accounts of its participants. Direct participants include securities brokers and dealers (including the underwriters), banks and trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to indirect participants such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by DTC only through participants.

     Under the terms of the Subordinated Indenture, we and the trustee will treat the persons in whose names the Notes are registered as the owners of the Notes for the purpose of receiving payment of principal and interest on the Notes and for all other purposes. DTC has no knowledge of the actual owners of beneficial interests in the Global Securities representing the Notes. DTC's records reflect only the identity of the direct participants to whose accounts the Notes are credited, which may or may not be the beneficial owners. DTC's participants will remain responsible for keeping account of their holdings on behalf of their customers.

     DTC may discontinue providing its services as securities depositary with respect to the Notes at any time by giving reasonable notice to the trustee or to us, or we may decide to discontinue use of the system of book-entry transfers through DTC. Under such circumstances, and if we do not obtain a successor securities depositary, we will have certificates printed and delivered.

     DTC has also advised that the provisions set forth under "Description of Debt Securities -- Global Securities -- Book-Entry Securities" in the prospectus will apply to the Global Securities.

     According to DTC, it has provided the foregoing information with respect to DTC to its participants and other members of the financial community for informational purposes only. The information is not intended to serve as a representation, warranty, or contract modification of any kind.

     We have obtained the information in this section concerning DTC and DTC's book-entry system from sources that we believe to be reliable. We take no responsibility for the accuracy of such information.

                                  UNDERWRITING

     Washington Mutual and the underwriters for the offering (the
"Underwriters") named below have entered into an underwriting agreement and a pricing agreement with respect to the Notes. Subject to certain conditions, each Underwriter has severally agreed to purchase the principal amount of Notes indicated in the following table.

                                                              Principal Amount
                        Underwriters                              of Notes
                        ------------                              --------
Goldman, Sachs & Co. .......................................    $300,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated..........    $100,000,000
Morgan Stanley & Co. Incorporated...........................    $100,000,000
                                                                ------------
          Total.............................................    $500,000,000
                                                                ============

     Notes sold by the Underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any Notes sold by the Underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 0.400% of the principal amount of Notes. Any such securities dealers may resell any Notes purchased from the Underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to 0.250% of the principal amount of Notes. If all the Notes are not sold at the initial offering price, the Underwriters may change the offering price and the other selling terms.

     The Notes are a new issue of securities with no established trading market. Washington Mutual has been advised by the Underwriters that the Underwriters intend to make a market in the Notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

     In connection with the offering, the Underwriters may purchase and sell Notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the Underwriters of a greater number of Notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Notes while the offering is in progress.

     The Underwriters also may impose a penalty bid. This occurs when a particular Underwriter repays to the Underwriters a portion of the underwriting discount received by it because the Underwriters have repurchased Notes sold by or for the account of such Underwriter in stabilizing or short covering transactions.

     These activities by the Underwriters may stabilize, maintain or otherwise affect the market price of the Notes. As a result, the price of the Notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the Underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

     Washington Mutual estimates that its share of the total expenses of the offering, excluding underwriting discounts and commission, will be approximately $450,000. The Underwriters have agreed to reimburse Washington Mutual for some of its expenses.

     Washington Mutual has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

     The underwriters or their affiliates have provided commercial or investment banking services to Washington Mutual or certain of its affiliates, and may provide these services in the future.

                                 LEGAL OPINIONS

     Heller Ehrman White & McAuliffe, Seattle, Washington, will pass upon the legality of the Notes for us. Cleary, Gottlieb, Steen & Hamilton, New York, New York, will pass upon certain legal matters in connection with the Notes for the underwriters. As of March 30, 2000, Heller Ehrman White & McAuliffe LLP and individual attorneys at the firm who participated in this transaction owned an aggregate of 8,129 shares of our common stock.

PROSPECTUS

                                 $1,000,000,000

                            [WASHINGTON MUTUAL LOGO]

                                DEBT SECURITIES

                           -------------------------

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration process. This means:

     - we may issue the debt securities covered by this prospectus from time to time;

     - we will provide a prospectus supplement each time we issue the debt securities;

     - the prospectus supplement will provide specific information about the terms of that issuance and also may add, update or change information contained in this prospectus.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE DEBT SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE DEBT SECURITIES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.

The date of this prospectus is February 25, 2000.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We file annual, quarterly and current reports, and other information with the Securities and Exchange Commission. You may read and copy any reports and other information filed by us at the SEC's Public Reference Rooms at (a) 450 Fifth Street, N.W., Washington, D.C. 20549; (b) Citicorp Center, 500 West Madison Street, 14th Floor, Chicago, Illinois 60661-2511; and (c) 7 World Trade Center, 13th Floor, New York, New York 10048. You can also obtain copies of these documents, upon payment of a duplicating fee, by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC's Public Reference Rooms. Our SEC filings are also available to the public on the SEC's Internet site (http://www.sec.gov). Because our common stock is listed on the New York Stock Exchange, our reports and other information may also be inspected at the offices of the Exchange at 20 Broad Street, New York, New York 10005.

     We have filed a registration statement on Form S-3 with the SEC covering the debt securities described in this prospectus. For further information with respect to us and those securities, you should refer to our registration statement and its exhibits. You may inspect and copy the registration statement, including exhibits, at the SEC's Public Reference Rooms or Web site. We have summarized certain key provisions of contracts and other documents that we refer to in this prospectus. Because a summary may not contain all the information that is important to you, you should review the full text of each document. We have included copies of these documents as exhibits to our registration statement.

     Each of the Indentures (as defined herein) pursuant to which the debt securities are being issued requires Washington Mutual to file reports under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Quarterly and annual reports will be made available upon request of holders of the debt securities, which annual reports will contain financial information that has been examined and reported upon by, with an opinion expressed by, an independent public or certified public accountant.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to another document that we filed with the SEC. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until we sell all of the securities.

     - Our Annual Report to Shareholders on Form 10-K for the fiscal year ended December 31, 1998;

     - Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999;

     - Our Current Reports on Form 8-K dated January 19, 1999; April 20, 1999; May 18, 1999; June 29, 1999; July 20, 1999; August 5, 1999; August 25,
       1999; September 15, 1999; October 1, 1999; October 20, 1999; November 8, 1999; November 18, 1999; November 30, 1999; and January 18, 2000.

     You may obtain a copy of these filings (other than exhibits) at no cost, by writing or telephoning us at 1201 Third Avenue, Seattle, Washington 98101, attention Investor Relations Department, WMT0735, telephone (206) 461-3187.

     You should rely only on the information contained or incorporated by reference in this prospectus, any supplemental prospectus or any pricing supplement. We have not authorized anyone to provide you with any other information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, any accompanying prospectus supplement or any document incorporated by reference is accurate as of any date other than the date on the front of the document.

                            WASHINGTON MUTUAL, INC.

     With a history dating back to 1889, Washington Mutual, Inc. is a financial services company committed to serving consumers and small to mid-sized businesses. At December 31, 1999, we had deposits of $81.13 billion and stockholders' equity of $9.05 billion. Based on our consolidated assets of $186.51 billion at December 31, 1999, we were the largest savings institution and the ninth largest banking company in the United States.

     We operate principally in California, Washington, Oregon, Florida, Texas and Utah, with operations in 40 states. Through our subsidiaries, we engage in the following business activities:

     - Mortgage Banking

     - Consumer Banking

     - Commercial Banking

     - Financial Services

     - Consumer Finance

     Our principal executive offices are located at 1201 Third Avenue, Seattle, Washington 98101, telephone number (206) 461-2000.

MORTGAGE BANKING

     We conduct mortgage banking through our banking subsidiaries, Washington Mutual Bank, FA, Washington Mutual Bank, and Washington Mutual Bank fsb. The principal activities of our mortgage banking operations are the origination of single-family residential mortgages and residential construction loans and the associated loan servicing activities. For the year ended December 31, 1999, we originated $40.24 billion of single-family residential loans (excluding residential construction), making us the nation's fifth largest single-family residential mortgage originator. At December 31, 1999, we had a servicing portfolio of $158.88 billion of single-family residential mortgage loans and residential construction loans including $48.64 billion of loans serviced for others.

CONSUMER BANKING

     The consumer banking business includes the sale of all consumer deposit products, including checking accounts, money market accounts and savings and time deposits and the associated servicing activities as well as the origination of consumer loans through our financial centers. These consumer loan products include second mortgage loans and lines of credit, manufactured housing loans, automobile, boat and recreational vehicle loans, education loans and small business lines of credit. We conduct consumer banking in 8 states through over 1,000 financial centers and over 1,400 automated teller machines. The consumer banking group also has approximately 1,700 full-time equivalent employees in its telephone banking centers. At December 31, 1999, we had $79.47 billion in deposits and a consumer loan portfolio of $6.24 billion.

COMMERCIAL BANKING

     The commercial banking group is comprised of two primary business lines: commercial banking, operating under the brand names of WM Business Bank and Western Bank; and commercial real estate lending, operating under the Washington Mutual brand.

The Western Bank division operates primarily in Washington, Oregon, Idaho and Utah. WM Business Bank commenced operations in California at the beginning of 1999. The commercial banking group provides personalized commercial banking services to small to mid-sized businesses. The commercial real estate lending group makes available multi-family shelter-based lending, commercial construction financing and other commercial real estate loans. At December 31, 1999, we had $19.49 billion of commercial real estate and commercial business loans in our portfolio, of which $15.26 billion is secured by liens on apartment buildings.

FINANCIAL SERVICES

     The financial services business consists of WM Financial Services, Inc., a licensed broker-dealer; WM Fund Advisors, Inc., the investment adviser to the WM Group of Funds; WM Funds Distributor, Inc., the distributor of the WM Group of Funds; and Washington Mutual Insurance Services, Inc. Through WM Financial Services, we offer a wide range of investment products to our customers, including mutual funds, variable and fixed annuities and general securities.

     The WM Group of Funds is a proprietary mutual fund complex formed through the consolidation of the Composite Funds, Sierra Trust Funds and The Griffin Funds. At December 31, 1999, the WM Group of Funds consisted of 18 mutual funds, five managed asset funds and one variable annuity. At that date, it had $7.42 billion in assets under management.

     Washington Mutual Insurance Services, Inc. supports the mortgage lending process by offering customers property and casualty insurance products. The group also offers insurance products to existing mortgage and deposit customers, which include mortgage life and accidental death and dismemberment and other life insurance products.

CONSUMER FINANCE

     We conduct our consumer finance business through Washington Mutual Finance (formerly Aristar, Inc.) and its subsidiaries, and through Long Beach Mortgage Company ("Long Beach"). Washington Mutual Finance makes direct consumer installment loans and real estate secured loans and purchases retail installment contracts from local retail establishments through a network of over 500 branch offices located in 25 states, primarily in the southeastern United States. At December 31, 1999 Washington Mutual Finance had assets of $3.26 billion.

     Long Beach is engaged in the business of originating, purchasing and selling specialty mortgage finance loans secured by first liens on one-to-four family residences. Long Beach originates loans in all 50 states primarily through wholesale channels comprised of a nation wide network of independent mortgage loan brokers and correspondents. Long Beach maintains a close working relationship with these brokers through its sales force of approximately 300 account executives located in 69 offices. Long Beach historically has followed a strategy of selling all of its loan originations in the secondary market.

                                USE OF PROCEEDS

     Unless otherwise specified in the applicable prospectus supplement, Washington Mutual will use the net proceeds from the sale of the debt securities for general corporate purposes. Examples of general corporate purposes include additions to working capital, repayment of existing debt, repurchase of common stock, acquisitions, and office expansions.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table contains Washington Mutual's ratio of earnings to fixed charges for each of the periods indicated.

    YEAR ENDED DECEMBER 31,
-------------------------------
1999  1998   1997   1996   1995
----  ----   ----   ----   ----
1.38  1.34   1.24   1.10   1.27

     For purposes of this ratio, earnings consist of earnings before income taxes plus fixed charges. Fixed charges consist of interest expense and the estimated interest portion of rent expense.

                         DESCRIPTION OF DEBT SECURITIES

     Washington Mutual may from time to time offer, under this prospectus, unsecured debt securities, which may be senior debt securities or subordinated debt securities. The aggregate offering price of the debt securities offered by Washington Mutual by a prospectus supplement will not exceed $1,000,000,000.

     The following description of the debt securities sets forth the material terms and provisions of the debt securities to which any prospectus supplement may relate. The senior debt securities are to be issued under an indenture (the "Senior Indenture"), between Washington Mutual and Harris Trust and Savings Bank, as trustee, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part. The subordinated debt securities are to be issued under an indenture (the "Subordinated Indenture") between Washington Mutual and Harris Trust and Savings Bank, as trustee, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part. The Senior Indenture and the Subordinated Indenture are sometimes referred to collectively as the "Indentures" and each individually as an "Indenture." The particular terms of the debt securities offered by any prospectus supplement (the "Offered Securities") and the extent, if any, to which such general provisions may apply to the Offered Securities, will be described in the prospectus supplement relating to such Offered Securities.

     The following summaries of the material provisions of the Indentures and the debt securities do not purport to be complete and are subject to, and are qualified in their entirety by reference to all of the provisions of the Indentures, including the definitions therein of certain terms, and such debt securities. Wherever particular articles, sections or defined terms of an Indenture are referred to, it is intended that such articles, sections or defined terms shall be incorporated herein by reference, and the statement in connection with which such reference is made is qualified in its entirety by such reference. The Indentures are substantially identical, except for certain provisions relating to subordination.

GENERAL

     The Indentures do not limit the aggregate principal amount of debt securities which may be issued thereunder and provide that debt securities may be issued thereunder from time to time in one or more series. (Section 3.1) The Indentures do not limit the amount of other indebtedness or debt securities, other than certain secured indebtedness as described below, which may be issued by Washington Mutual or its subsidiaries.

     Unless otherwise provided in a prospectus supplement, the senior debt securities will be unsecured obligations of Washington Mutual and will rank on a parity with all other unsecured and unsubordinated indebtedness of Washington Mutual. The subordinated debt securities will be unsecured obligations of Washington Mutual, subordinated in right of payment to the prior payment in full of all Senior Indebtedness (which term includes senior debt securities) of Washington Mutual as described below under "Subordination of Subordinated Debt Securities" and in the applicable prospectus supplement.

     The debt securities are obligations exclusively of Washington Mutual. Because Washington Mutual's operations are currently conducted substantially through subsidiaries, its cash flow and the consequent ability to service its debt, including the debt securities, are dependent upon the earnings of its subsidiaries and the distribution of those earnings to Washington Mutual, or upon loans or other payments of funds by its subsidiaries to Washington Mutual. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due with respect to the debt securities or to make funds available therefor, whether by dividends, loans or other payments. In addition, the payment of dividends and certain loans and advances to Washington Mutual by its subsidiaries may be subject to certain statutory or contractual restrictions, are contingent upon the earnings of the subsidiaries, and are subject to various business considerations.

     The debt securities will be effectively subordinated to all liabilities, including deposits, of Washington Mutual's subsidiaries. As of December 31, 1999, Washington Mutual's subsidiaries had approximately $81.13 billion of deposits and $92.62 billion of other debt outstanding. Any right of Washington Mutual to receive assets of its subsidiaries upon the latter's liquidation or reorganization (and the consequent right of the holders of the debt securities to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors, except to the extent that Washington Mutual is itself recognized as a creditor of a subsidiary, in which case the claims of Washington Mutual would still be subordinate to any security interests in the assets of the subsidiary and any liabilities of the subsidiary senior to liabilities held by Washington Mutual.

     The debt securities may be issued in fully registered form without coupons ("Registered Securities") or in bearer form with or without coupons ("Bearer Securities") or in the form of one or more global securities (each a "Global Security"). Registered Securities that are book-entry securities ("Book-Entry Securities") will be issued as registered Global Securities. Bearer Securities may be issued in the form of temporary or definitive Global Securities. Unless otherwise provided in the prospectus supplement, the debt securities will be only Registered Securities. The debt securities will be issued, unless otherwise provided in the prospectus supplement, in denominations of $1,000 or an integral multiple thereof for Registered Securities, and in denominations of $5,000 or an integral multiple thereof for Bearer Securities.

     The prospectus supplement relating to the particular debt securities offered thereby will describe the following terms of the Offered Securities:

          (1) the title of the Offered Securities;

          (2) whether the Offered Securities are senior debt securities or subordinated debt securities;

          (3) the percentage of principal amount at which the Offered Securities will be issued;

          (4) any limit on the aggregate principal amount of the Offered Securities;

          (5) the date or dates on which the Offered Securities will mature and the amount or amounts of any installment of principal payable on such dates;

          (6) the rate or rates (which may be fixed or variable) per year at which the Offered Securities will bear interest, if any, or the method of determining such rate or rates and the date or dates from which such interest, if any, will accrue;

          (7) the date or dates on which interest, if any, on the Offered Securities will be payable and the regular record dates for such payment dates;

          (8) the terms for redemption, repurchase or early payment, if any, including any mandatory or optional sinking fund or analogous provisions;

          (9) in the case of Offered Securities which bear no interest or interest at a rate which at the time of issuance is below market rates, the principal amount of that is payable upon declaration of acceleration of the maturity of the Offered Securities;

          (10) whether the Offered Securities will be issued in registered form without coupons, in bearer form with or without coupons, including temporary and definitive global form, or a combination thereof and the circumstances, if any, upon which such Offered Securities may be exchanged for Offered Securities issued in a different form;

          (11) whether the Offered Securities are to be issued in whole or in part in the form of one or more Global Securities and, if so, the identity of the depositary for such Global Security or Securities;

          (12) whether and under what circumstances Washington Mutual will pay additional amounts to any Holder of Offered Securities who is not a United States person (as defined under "-- Limitations on Issuance of Bearer Securities") in respect of any tax, assessment or other governmental charge required to be withheld or deducted and, if so, whether Washington Mutual will have the option to redeem rather than pay any additional amounts;

          (13) any additional covenants for the benefit of the holders of the Offered Securities; and

          (14) certain other terms, including the ability of the Washington Mutual to satisfy and discharge its obligations under the Indenture with respect to the Offered Securities.

     No service charge will be made for any transfer or exchange of the debt securities but Washington Mutual may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

     Debt securities of a single series may be issued at various times with different maturity dates and different principal repayment provisions, may bear interest at different rates, may be issued at or above par or with an original issue discount, and may otherwise vary, all as provided in the Indentures.

     Federal income tax consequences and other special considerations applicable to any debt securities issued with original issue discount or above par will be described in the prospectus supplement relating thereto.

STATUS OF SENIOR DEBT SECURITIES

     The senior debt securities will be unsecured and unsubordinated general obligations of Washington Mutual and will rank on a parity with all other unsecured and unsubordinated indebtedness of Washington Mutual.

SUBORDINATION OF SUBORDINATED DEBT SECURITIES

     Payment of the principal of (and premium, if any) and interest, if any, on the subordinated debt securities will be subordinate and junior in right of payment to the prior payment in full of all Senior Debt (as defined herein). At December 31, 1999, Senior Debt aggregated approximately $3.70 billon. The Subordinated Indenture does not limit or restrict our ability to incur additional Senior Debt, but certain of our other debt instruments contain such limitations.

     In the event of any sale pursuant to any judgment or decree in any proceeding by or on behalf of any Holder, or of any distribution, division or application of all or any part of Washington Mutual's assets to our creditors by reason of any liquidation, dissolution or winding up of Washington Mutual or any receivership, insolvency, bankruptcy or similar proceeding relative to Washington Mutual or its debts or properties, then the Holders of Senior Debt shall be preferred in the payment of their claims over the Holders of the subordinated debt securities, and such Senior Debt shall be satisfied in full before any payment or other distribution (other than securities which are subordinate and junior in right of payment to the payment of all Senior Debt then outstanding) shall be made upon the subordinated debt securities. In the event that any subordinated debt security is declared or becomes due and payable before its maturity because of an occurrence of an event of default (under circumstances not described in the preceding sentence), no amount shall be paid in respect of the subordinated debt securities in excess of current interest payments, except sinking fund payments or at maturity, unless all Senior Debt then outstanding shall have been paid in full or payments satisfactory to the Holders thereof provided therefor. During the continuance of any default on Senior Debt, no payments of principal, sinking fund, interest or premium shall be made with respect to any subordinated debt security if either (i) notice of default has been given to Washington Mutual, provided judicial proceedings are commenced in respect thereof within 120 days, or (ii) judicial proceedings shall be pending in respect of such default. In the event that any subordinated debt security is declared or becomes due and payable before maturity, each holder of Senior Debt shall be entitled to notice of same and shall be entitled to declare payable on demand any Senior Debt outstanding to such holder.

     "Debt" is defined in the Indenture to include all indebtedness of Washington Mutual or any Consolidated Subsidiary representing deposits and money borrowed, except indebtedness owed to Washington Mutual by any Consolidated Subsidiary or owed to any Consolidated Subsidiary by Washington Mutual or any other Consolidated Subsidiary, and includes indebtedness of any other person for money borrowed when such indebtedness is guaranteed by Washington Mutual or any Consolidated Subsidiary. The term "Debt" shall be deemed to include the liability of Washington Mutual or any Consolidated Subsidiary in respect of any investment or similar certificate, except to the extent such certificates are pledged by purchasers as collateral for, and are offset by, receivables. "Senior Debt" is defined to mean all Debt of the Company except Subordinated Debt. "Subordinated Debt" is defined to mean Washington Mutual's 7.875% Senior Subordinated Notes Due 2004 (the "Senior Subordinated Notes"), its 8.375% Junior Subordinated Debentures due 2027, its 8.206% Subordinated Deferrable Interest Notes due 2027, its 8.36% Subordinated Notes due 2026 and its 8.25% Subordinated Deferrable Interest Notes due 2025 (together, the "Junior Subordinated Notes"), and any Debt of the Company which is subordinate and junior in right of payment to any other Debt of the Company by the terms of the instrument creating or evidencing such Subordinated Debt.

     Subordinated debt securities will rank on a parity with all other Subordinated Debt other than the Junior Subordinated Notes. Subordinated debt securities are senior to the Junior Subordinated Notes and to Washington Mutual's common stock and will be senior to any other class of capital stock which may be authorized.

EXCHANGE, REGISTRATION AND TRANSFER

     Registered Securities (other than Book-Entry Securities) of any series will be exchangeable for other Registered Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations. In addition, if Debt Securities of any series are issuable as both Registered Securities and Bearer Securities, at the option of the Holder and subject to the terms of the Indenture, Bearer Securities (with all unmatured coupons, except as provided below, and all matured coupons in default) of such series will be exchangeable into Registered Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Bearer Securities with coupons appertaining thereto surrendered in exchange for Registered Securities between a Regular Record Date or a Special Record Date and the relevant date for payment of interest shall be surrendered without the coupon relating to such date for payment of interest and interest due on such date will not be payable in respect of the Registered Security issued in exchange for such Bearer Security, but will be payable only to the Holder of such coupon when due in accordance with the terms of the applicable Indenture. Bearer Securities will not be issued in exchange for Registered Securities.

     Debt securities may be presented for exchange as provided above, and Registered Securities (other than Book-Entry Securities) may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed), at the office of the Security Registrar or at the office of any transfer agent designated by Washington Mutual for such purpose with respect to any series of debt securities referred to in the Prospectus Supplement, without service charge and upon payment of any taxes and other governmental charges as described in the applicable Indenture. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. Washington Mutual has appointed the trustee under each Indenture as Security Registrar. If a prospectus supplement refers to any transfer agents (in addition to the Security Registrar) initially designated by Washington Mutual with respect to any series of debt securities, Washington Mutual may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that, if debt securities of a series are issuable solely as Registered Securities, Washington Mutual will be required to maintain a transfer agent in each Place of Payment for such series and, if debt securities of a series are issuable as Bearer Securities, Washington Mutual will be required to maintain (in addition to the Security Registrar) a transfer agent in a Place of Payment for such series located in Europe. Washington Mutual may at any time designate additional transfer agents with respect to any series of debt securities.

     In the event of any redemption in part, Washington Mutual shall not be required to: (i) issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on (a) if debt securities of the series are issuable only as Registered Securities, the day of mailing of the relevant notice of redemption and (b) if debt securities of the series are issuable only as Bearer Securities, the day of the first publication of the relevant notice of redemption or, if debt securities of the series are also issuable as Registered Securities and there is no publication, the day of mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Registered Security, or portion thereof, called for redemption, except the unredeemed portion of any Registered Security being redeemed in part; or (iii) exchange any Bearer Security called for redemption, except to exchange such Bearer Security for a Registered Security of that series and like tenor which is simultaneously surrendered for redemption.

     For a discussion of restrictions on the exchange, registration and transfer of Global Securities, see "-- Global Securities".

PAYMENT AND PAYING AGENTS

     Unless otherwise provided in a prospectus supplement, payment of principal of (and premium, if any) and interest, if any, on Bearer Securities will be payable in U.S. dollars, subject to any applicable laws and regulations, at the offices of such Paying Agents outside the United States as Washington Mutual may designate from time to time, and payment of interest on Bearer Securities with coupons appertaining thereto on any Interest Payment Date will be made only against surrender of the coupon relating to such Interest Payment Date. No payment of interest on a Bearer Security will be made unless, on the earlier of the date of the first such payment by Washington Mutual or the delivery by Washington Mutual of the Bearer Security in definitive form, a written certificate in the form required by the Indenture is provided to the Trustee stating that on such date the Bearer Security is owned by (i) a person that is not a United States person, (ii) a United States person that (a) is a foreign branch of a United States financial institution purchasing for its own account or for resale or (b) acquired and holds the Bearer Security through the foreign branch of a United States financial institution (and, in the case of either (a) or (b), such financial institution agrees to comply with the requirements of
Section 165(j)(3)(A), (B) or (C) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder) or (iii) a financial institution purchasing for resale during the restricted period (as defined under "-- Global Securities -- Temporary and Definitive Global Securities") and, in any case, if any such owner is a financial institution, such financial institution has not acquired the Bearer Security for purposes of resale to United States persons or to persons within the United States (as defined under "-- Limitations on Issuance of Bearer Securities"). Presentation of coupons for payment or other demands for payment of Bearer Securities must be made outside the United States, and no payment with respect to any Bearer Security will be made at any office or agency of Washington

Mutual in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States. Notwithstanding the foregoing, payments of principal of (and premium, if any) and interest, if any, on Bearer Securities will be made at the office of Washington Mutual's Paying Agent in The City of New York, if (but only if) (i) despite the appointment of Paying Agents outside the United States, payment of the full amount thereof at the offices of all such Paying Agents is illegal or effectively precluded by exchange controls or other similar restrictions, (ii) such payment is then permitted by applicable laws and (iii) in appointing a Paying Agent in The City of New York, Washington Mutual would not suffer any fiscal or other sanction under applicable laws as a result of such appointment or of any payment being made through such Paying Agent.

     Unless otherwise provided in the prospectus supplement, payment of principal of (and premium, if any) and interest, if any, on Registered Securities will be made in U.S. dollars at the office of such Paying Agent or Paying Agents as Washington Mutual may designate from time to time, except that at the option of Washington Mutual payment of any interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register. Unless otherwise provided in a prospectus supplement, payment of any installment of interest on Registered Securities will be made to the Person in whose name such Registered Security is registered at the close of business on the Regular Record Date for such interest.

     Unless otherwise provided in a prospectus supplement, the Corporate Trust Office of each trustee in the city of Chicago will be designated as Washington Mutual's sole Paying Agent for payments with respect to Offered Securities that are issuable solely as Registered Securities and the office of each trustee's affiliate as Washington Mutual's Paying Agent in the city of New York for payments with respect to Offered Securities (subject to the limitations described above in the case of Bearer Securities) that are issuable solely as Bearer Securities or as both Registered Securities and Bearer Securities. Any Paying Agents outside the United States and any other Paying Agents in the United States initially designated by Washington Mutual for the Offered Securities will be named in a prospectus supplement. Washington Mutual may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that, if debt securities of a series are issuable solely as Registered Securities, Washington Mutual will be required to maintain a Paying Agent in each Place of Payment for such series and, if debt securities of a series are issuable as Bearer Securities, Washington Mutual will be required to maintain (i) a Paying Agent in the city of New York for payments with respect to any Registered Securities of the series (and for payments with respect to Bearer Securities of the series in the circumstances described above, but not otherwise), and (ii) a Paying Agent in a Place of Payment located outside the United States where debt securities of such series and any coupons appertaining thereto may be presented and surrendered for payment; provided that if the debt securities of such series are listed on The International Stock Exchange of the United Kingdom and the Republic of Ireland Limited or the Luxembourg Stock Exchange or any other stock exchange located outside the United States and such stock exchange shall so require, Washington Mutual will maintain a Paying Agent in London or Luxembourg or any other required city located outside the United States, as the case may be, for the debt securities of such series.

     All moneys paid by Washington Mutual to a Paying Agent for the payment of principal of (and premium, if any) or interest, if any, on any Debt Security or coupon that remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to Washington Mutual and the Holder of such Debt Security or coupon will thereafter look only to Washington Mutual for payment thereof.

GLOBAL SECURITIES

     The debt securities of a series may be issued in whole or in part as one or more Global Securities that will be deposited with, or on behalf of, a depositary located in the United States (a "U.S. Depositary") or a common depositary located outside the United States (a "Common Depositary") identified in the prospectus supplement relating to such series. Global Securities may be issued in either registered or bearer form, and in either temporary or definitive form.

     The specific terms of the depositary arrangement with respect to any debt securities of a series will be described in a prospectus supplement relating to such series. Washington Mutual anticipates that the following provisions will apply to all depositary arrangements with a U.S. Depositary or Common Depositary.

BOOK-ENTRY SECURITIES; U.S. DEPOSITARY

     Unless otherwise specified in a prospectus supplement, debt securities which are to be represented by a Global Security to be deposited with or on behalf of a U.S. Depositary will be represented by a Global Security registered in the name of such depositary or its nominee. Upon the issuance of a Global Security in registered form, the U.S. Depositary for such Global Security will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by such Global Security to the accounts of institutions that have accounts with such depositary or its nominee ("participants"). The accounts to be credited shall be designated by the underwriters or agents of such debt securities or by Washington Mutual, if such debt securities are offered and sold directly by Washington Mutual. Ownership of beneficial interests in such Global Securities will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in such Global Securities will be shown on, and the transfer of that ownership will be effected only through, records maintained by the U.S. Depositary or its nominee for such Global Security or by participants or persons that hold through participants. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

     So long as the U.S. Depositary for a Global Security in registered form, or its nominee, is the registered owner of such Global Security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by such Global Security for all purposes under the Indenture governing such debt securities. Except as set forth below, owners of beneficial interests in such Global Securities will not be entitled to have debt securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture including, without limitation, for purposes of consenting to any amendment thereof or supplement thereto.

     Payment of principal of (and premium, if any) and interest, if any, on debt securities registered in the name of or held by a U.S. Depositary or its nominee will be made to the

U.S. Depositary or its nominee, as the case may be, as the registered owner or the holder of the Global Security representing such debt securities. None of Washington Mutual, the trustee, any Paying Agent or the Security Registrar for such debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security for such debt securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     Washington Mutual expects that the U.S. Depositary for debt securities of a series, upon receipt of any payment of principal of (and premium, if any) or interest on permanent Global Securities, will credit participants' accounts on the date such payment is payable in accordance with their respective beneficial interests in the principal amount of such Global Securities as shown on the records of such Depositary. Washington Mutual also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such participants.

     Unless and until it is exchanged in whole for debt securities in definitive form, a Global Security may not be transferred except as a whole by the U.S. Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor. If a U.S. Depositary for debt securities in registered form is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by Washington Mutual within ninety days, Washington Mutual will issue debt securities in definitive registered form in exchange for the Global Security or Securities representing such debt securities. In addition, Washington Mutual may at any time and in its sole discretion determine not to have any debt securities in registered form represented by one or more Global Securities and, in such event, will issue debt securities in definitive registered form in exchange for the Global Security or Securities representing such Debt Securities. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery in definitive form of debt securities of the series represented by such Global Security equal in principal amount to such beneficial interest and to have such debt securities registered in the name of the owner of such beneficial interest.

TEMPORARY AND DEFINITIVE GLOBAL SECURITIES; COMMON DEPOSITARY

     If so specified in a prospectus supplement, all or any portion of the debt securities of a series that are issuable as Bearer Securities initially will be represented by one or more temporary Global Securities, without interest coupons, to be deposited with a Common Depositary in London for Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euro-clear System ("Euro-clear") and CEDEL S.A. ("CEDEL") for credit to the respective accounts of the beneficial owners of such debt securities (or to such other accounts as they may direct). On and after the exchange date determined as provided in any such temporary Global Security and described in a prospectus supplement, each such temporary Global Security will be exchangeable for definitive debt securities in bearer form, registered form, definitive global bearer form or any combination thereof, as specified in such prospectus supplement, upon written certification (as described under "-- Payment and Paying Agents") of non-United States beneficial ownership. No Bearer

Security delivered in exchange for a portion of a temporary Global Security shall be mailed or otherwise delivered to any location in the United States.

     Unless otherwise provided in a prospectus supplement, interest in respect of any portion of a temporary Global Security payable in respect of an Interest Payment Date occurring prior to the issuance of definitive debt securities will be paid to each of Euro-clear and CEDEL with respect to the portion of the temporary Global Security held for its account upon delivery to the Trustee of a certificate of non-United States beneficial ownership signed by Euro-clear or CEDEL, as the case may be, in the form required by the applicable Indenture dated no earlier than such Interest Payment Date.

     If any debt securities of a series are issuable in definitive global bearer form, a prospectus supplement will describe the circumstances, if any, under which beneficial owners of interests in any such definitive Global Security may exchange such interests for debt securities of such series and of like tenor and principal amount in any authorized form and denomination. No Bearer Security delivered in exchange for a portion of a definitive Global Security shall be mailed or otherwise delivered to any location in the United States in connection with such exchange. A Person having a beneficial interest in a definitive Global Security, except with respect to payment of principal of (and premium, if any) and interest, if any, on such definitive Global Security, will be treated as a Holder of such principal amount of outstanding debt securities represented by such definitive Global Security as shall be specified in a written statement of the Holder of such definitive Global Security or, in the case of a definitive Global Security in bearer form, of Euro-clear or CEDEL which is produced to the trustee by such Person. Principal of (and premium, if any) and interest, if any, on a definitive Global Security will be payable in the manner described in the Prospectus Supplement.

     In connection with the sale of a Bearer Security during the "restricted period," as defined in Section 1.163-5(c)(2)(i)(D)(7) of the United States Treasury regulations (generally, the first 40 days after the closing date and, with respect to unsold allotments, until sold), no Bearer Security (including a definitive Bearer Security in global form) shall be mailed or otherwise delivered to any location in the United States and a Bearer Security sold during the restricted period may be delivered only if the person entitled to receive such Bearer Security (including a definitive Bearer Security in global form) furnishes written certification (as described under "-- Payment and Paying Agents") of non-United States beneficial ownership. See "-- Limitations on Issuance of Bearer Securities".

LIMITATIONS ON ISSUANCE OF BEARER SECURITIES

     Generally, in compliance with United States federal tax laws and regulations, Bearer Securities may not be offered or sold during the restricted period (as defined under "-- Global Securities -- Temporary and Definitive Global Securities") or delivered in connection with their sale during the restricted period in the United States or to United States persons (each as defined below) other than foreign branches of United States financial institutions that agree in writing to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Code or that purchase for resale during the restricted period only to non-United States persons outside the United States. Any underwriters, agents and dealers participating in the offering of Debt Securities must agree that they will not offer or sell any Bearer Securities in the United States or to United States persons

(other than the financial institutions described above) or deliver Bearer Securities within the United States.

     Bearer Securities and their interest coupons will bear a legend substantially to the following effect: "Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code". The Code Sections referred to in the legend provide that, with certain exceptions, a United States person holding a Bearer Security or coupon will not be permitted to deduct any loss, and will not be eligible for capital gain treatment with respect to any gain, realized on a sale, exchange or redemption of such Bearer Security or coupon.

     As used in this prospectus, "United States person" means (i) an individual citizen or resident of the United States, (ii) a corporation or partnership organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust the administration of which is subject to the primary supervision of a court within the United States and for which one or more United States persons have the authority to control all substantial decisions, and the term "United States" means the United States of America (including the States and the District of Columbia), its territories, its possessions, the Commonwealth of Puerto Rico and other areas subject to its jurisdiction.

ABSENCE OF RESTRICTIVE COVENANTS

     Washington Mutual is not restricted by either of the Indentures from paying dividends or from incurring, assuming or becoming liable for any type of debt or other obligations or from creating liens on its property for any purpose. Neither of the Indentures requires the maintenance of any financial ratios or specified levels of net worth or liquidity. Neither of the Indentures contains provisions which afford holders of the debt securities protection in the event of a highly leveraged transaction involving Washington Mutual.

MERGER AND CONSOLIDATION

     Each Indenture provides that Washington Mutual, without the consent of the Holders of any of the outstanding debt securities, may consolidate with or merge into any other corporation or transfer or lease its properties and assets substantially as an entirety to any Person or may permit any corporation to merge into Washington Mutual, provided that: (i) the successor is a corporation organized under the laws of any domestic jurisdiction; (ii) the successor, if other than Washington Mutual, assumes Washington Mutual's obligations under such Indenture and the debt securities issued thereunder; (iii) immediately after giving effect to such transaction, no Event of Default and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and (iv) certain other conditions are met.

     Each Indenture provides that, upon any consolidation or merger or transfer or lease of the properties and assets of Washington Mutual substantially as an entirety in accordance with the preceding paragraph, the successor corporation formed by such consolidation or into which Washington Mutual is merged or to which such transfer or lease is made shall be substituted for Washington Mutual with the same effect as if such successor corporation had been named as Washington Mutual. Thereafter, Washington Mutual shall be relieved of the performance and observance of all obligations and covenants of such Indenture and the senior debt securities or subordinated debt securities, as the case may be, including but not limited to the obligation to make payment of the principal of (and premium, if any) and interest, if any, on all the debt securities then outstanding, and Washington Mutual may thereupon or any time thereafter be liquidated and dissolved.

SATISFACTION AND DISCHARGE

     Unless a prospectus supplement provides otherwise, Washington Mutual will be discharged from its obligations under the outstanding debt securities of a series upon satisfaction of the following conditions: (a) Washington Mutual has irrevocably deposited with the trustee either (1) money in an amount as will, or
(2) U.S. Government Obligations as will, together with the predetermined and certain income to accrue thereon without consideration of any reinvestment thereof, or (3) a combination of (1) and (2) as will (in a written opinion with respect to (2) or (3) of independent public accountants delivered to the trustee), be sufficient to pay and discharge the entire principal of (and premium, if any), and interest, if any, to Stated Maturity or any redemption date on, the outstanding debt securities of such series; (b) Washington Mutual has paid or caused to be paid all other sums payable with respect to the outstanding debt securities of such series; (c) the trustee has received an Officers' Certificate and an Opinion of Counsel each stating that all conditions precedent have been complied with; and (d) the trustee has received (1) a ruling directed to Washington Mutual and the trustee from the United States Internal Revenue Service to the effect that the Holders of the debt securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of Washington Mutual's exercise of its option to discharge its obligations under the Indenture with respect to such series and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and discharge had not occurred, (2) an opinion of tax counsel to the same effect as the ruling described in clause (1) above and based upon a change in law, or (3) an instrument, in form reasonably satisfactory to the trustee, wherein Washington Mutual, notwithstanding such deposit and discharge, pursuant to the relevant Indenture, of its indebtedness in respect of debt securities of any series, or any portion of the principal amount thereof, shall assume the obligation (which shall be absolute and unconditional) to irrevocably deposit with the trustee such additional sums of money, if any, or additional U.S. Government Obligations (meeting the requirements of such Indenture), if any, or any combination thereof, at such time or times, as shall be necessary, together with the money and/or U.S. Government Obligations theretofore so deposited, to pay when due the principal of and premium, if any, and interest due and to become due on such debt securities or portions thereof; provided, however, that such instrument may state that the obligation of Washington Mutual to make additional deposits as aforesaid shall be subject to the delivery to Washington Mutual by the trustee of a notice asserting the deficiency accompanied by an opinion of an independent public accountant of nationally recognized standing, selected by the trustee, showing the calculation thereof. Upon such discharge, Washington Mutual will be deemed to have satisfied all the obligations under the Indenture, except for obligations with respect to registration of transfer and exchange of the debt securities of such series, and the rights of the Holders to receive from deposited funds payment of the principal of (and premium, if any) and interest, if any, on the debt securities of such series.

MODIFICATION OF THE INDENTURES

     Each Indenture provides that Washington Mutual and the trustee thereunder may, without the consent of any Holders of debt securities, enter into supplemental indentures for the purposes, among other things, of adding to Washington Mutual's covenants, adding any additional Events of Default, establishing the form or terms of debt securities or curing ambiguities or inconsistencies in such Indenture or making other provisions; provided such action shall not adversely affect the interests of the Holders of any series of debt securities in any material respect.

     Each Indenture contains provisions permitting Washington Mutual, with the consent of the Holders of not less than a majority in principal amount of the outstanding debt securities of all affected series (acting as one class), to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of such Indenture or modifying the rights of the Holders of the debt securities of such series, except that no such supplemental indenture may, without the consent of the Holders of all the outstanding debt securities affected thereby, among other things:

          (1) change the maturity of the principal of, or any installment of principal of or interest on, any of the debt securities;

          (2) reduce the principal amount thereof (or any premium thereon) or the rate of interest, if any, thereon;

          (3) reduce the amount of the principal of Original Issue Discount Securities payable on any acceleration of maturity;

          (4) change any obligation of Washington Mutual to maintain an office or agency in the places and for the purposes required by such Indenture;

          (5) impair the right to institute suit for the enforcement of any such payment on or after the applicable maturity date;

          (6) reduce the percentage in principal amount of the outstanding debt securities of any series, the consent of the Holders of which is required for any such supplemental indenture or for any waiver of compliance with certain provisions of, or of certain defaults under, such Indenture; or

          (7) with certain exceptions, to modify the provisions for the waiver of certain defaults and any of the foregoing provisions.

EVENTS OF DEFAULT

     An Event of Default in respect of any series of debt securities (unless it is either inapplicable to a particular series or has been modified or deleted with respect to any particular series) is defined in each Indenture to be:

          (1) a default for 30 days in the payment when due of any interest on such series of debt securities;

          (2) a default in the payment of principal of (and premium, if any, on) such series of debt securities, whether payable at maturity, by call for redemption, pursuant to any sinking fund or otherwise;

          (3) a default for 90 days after a notice of default with respect to the performance of any other covenant in such Indenture (other than a covenant included in such Indenture solely for the benefit of a series of debt securities other than that series);

          (4) certain events of bankruptcy, insolvency or reorganization;

          (5) an event of default under any mortgage, indenture (including such Indenture) or other instrument under which any Debt shall be outstanding which default shall have resulted in the acceleration of such Debt in excess of $25,000,000 in aggregate principal amount (except that such amount shall be $20,000,000 in respect of a default on debt securities of another series) and such acceleration shall not have been rescinded or such Debt discharged within a period of 30 days after notice; and

          (6) any other event of default provided for such series of debt securities.

     Each Indenture provides that if an Event of Default specified therein in respect of any series of outstanding debt securities issued under such Indenture shall have happened and be continuing, either the trustee thereunder or the Holders of not less than 25% in principal amount of the outstanding debt securities of such series may declare the principal (or, if such debt securities are Original Issue Discount Securities, such portion of the principal amount as may be specified by the terms of such debt securities) of all of the outstanding debt securities of such series to be immediately due and payable.

     Each Indenture provides that the Holders of not less than a majority in principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee thereunder, or exercising any trust or power conferred on such trustee, with respect to the debt securities of such series; provided that (1) such direction shall not be in conflict with any rule of law or with the Indenture, (2) the trustee may take any other action deemed proper that is not inconsistent with such direction and (3) the trustee shall not determine that the action so directed would be unjustly prejudicial to the Holders of debt securities of such series not taking part in such direction.

     Each Indenture provides that the Holders of not less than a majority in principal amount of the outstanding debt securities of any series may on behalf of the Holders of all of the outstanding debt securities of such series waive any past default under the applicable Indenture with respect to such series and its consequences, except a default (1) in the payment of the principal of (or premium, if any) or interest, if any, on any of the debt securities of such series or (2) in respect of a covenant or provision of such Indenture which, under the terms of such Indenture, cannot be modified or amended without the consent of the Holders of all of the outstanding debt securities of such series affected thereby.

     Each Indenture contains provisions entitling the trustee thereunder, subject to the duty of such Trustee during an Event of Default in respect of any series of debt securities to act with the required standard of care, to be indemnified by the Holders of the Debt Securities of such series before proceeding to exercise any right or power under such Indenture at the request of the Holders of the debt securities of such series.

     Each Indenture provides that the Trustee thereunder will, within 90 days after the occurrence of a default in respect of any series of debt securities, give to the Holders of the debt securities of such series notice of all uncured and unwaived defaults known to it;

provided, however, that, except in the case of a default in the payment of the principal of (or premium, if any) or any interest on, or any sinking fund installment with respect to, any of the debt securities of such series, such trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the Holders of the debt securities of such series; and provided, further, that such notice shall not be given until at least 30 days after the occurrence of an Event of Default regarding the performance of any covenant of Washington Mutual under such Indenture other than for the payment of the principal of (or premium, if any) or any interest on, or any sinking fund installment with respect to, any of the Debt Securities of such series. The term default for the purpose of this provision only means any event that is, or after notice or lapse of time, or both, would become, an Event of Default with respect to the debt securities of such series.

     Washington Mutual will be required to furnish annually to each Trustee a certificate as to compliance with all conditions and covenants under each of the Indentures.

MEETINGS

     Each Indenture contains provisions for convening meetings of the Holders of debt securities of a series if debt securities of that series are issuable as Bearer Securities. A meeting may be called at any time by the trustee under the applicable Indenture, and also, upon request, by Washington Mutual or the Holders of at least 10% in principal amount of the outstanding debt securities of such series, in any such case upon notice given in accordance with "-- Notices" below. Persons entitled to vote a majority in principal amount of the outstanding debt securities of a series shall constitute a quorum at a meeting of Holders of debt securities of such series, except that in the absence of a quorum, a meeting called by Washington Mutual or the trustee shall be adjourned for a period of not less than 10 days, and in the absence of a quorum at any such adjourned meeting, the meeting shall be further adjourned for a period of not less than 10 days, at which further adjourned meeting persons entitled to vote 25% in aggregate principal amount of the outstanding debt securities of such series shall constitute a quorum. Except for any consent which must be given by the Holder of each outstanding debt security affected thereby, as described above under "-- Modification of the Indentures", and subject to the provisions described in the last sentence under this subheading, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the lesser of (1) the Holders of a majority in principal amount of the outstanding debt securities of that series and (2) 66 2/3% in aggregate principal amount of outstanding debt securities of such series represented and voting at the meeting; provided, however, that any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action which may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of outstanding debt securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the lesser of (1) the Holders of such specified percentage in principal amount of the outstanding debt securities of that series and (2) a majority in principal amount of outstanding debt securities of such series represented and voting at the meeting. Any resolution passed or decision taken at any meeting of Holders of debt securities of any series duly held in accordance with the applicable Indenture will be binding on all Holders of debt securities of that series and the related coupons. With respect to any consent, waiver or other action which the applicable Indenture expressly provides may be given by the Holders of a specified percentage of outstanding debt securities of all series affected thereby (acting as one class), only the principal amount of outstanding debt securities of any series represented at a meeting or adjourned meeting duly reconvened at which a quorum is present as aforesaid and voting in favor of such action shall be counted for purposes of calculating the aggregate principal amount of outstanding debt securities of all series affected thereby favoring such action.

NOTICES

     Except as otherwise provided in each Indenture, notices to Holders of Bearer Securities will be given by publication at least once in a daily newspaper in the city of New York and London and in such other city or cities as may be specified in such Bearer Securities and will be mailed to such Persons whose names and addresses were previously filed with the trustee under the applicable Indenture, within the time prescribed for the giving of such notice. Notices to Holders of Registered Securities will be given by mail to the addresses of such Holders as they appear in the Security Register.

TITLE

     Title to any Bearer Securities and any coupons appertaining thereto will pass by delivery. Washington Mutual, the appropriate trustee and any agent of Washington Mutual or such trustee may treat the bearer of any Bearer Security and the bearer of any coupon and the registered owner of any Registered Security (including Registered Securities in global registered form) as the absolute owner thereof (whether or not such debt security or coupon shall be overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes.

                              PLAN OF DISTRIBUTION

     Washington Mutual may sell all or part of the debt securities to or through one or more underwriters for public offering and sale by them, and also may sell debt securities directly to investors or through one or more agents. Any underwriter or agent involved in the offer and sale of the Offered Securities will be named in an applicable prospectus supplement.

     Any particular series of debt securities may be acquired by such underwriter(s) for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. In connection with the sale of debt securities, underwriters, dealers and agents may receive compensation from Washington Mutual or from purchasers of debt securities in the form of discounts, concessions or commissions. Underwriters, dealers and agents who participate in the distribution of debt securities may be deemed to be underwriters, and any discounts or commissions received by them from Washington Mutual and any profit on the resale of debt securities by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended. Any such underwriter, dealer or agent will be identified, and any such compensation received from Washington Mutual will be described, in a prospectus supplement. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     Under agreements which may be entered into by Washington Mutual, underwriters, dealers and agents who participate in the distribution of debt securities may be entitled to indemnification by Washington Mutual against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended.

                                 LEGAL OPINIONS

     The legality of the debt securities will be passed upon for Washington Mutual by Heller Ehrman White & McAuliffe LLP, Seattle, Washington. As of February 24, 2000, Heller Ehrman White & McAuliffe LLP and individual attorneys at the firm who participated in this transaction owned an aggregate of 8,501 shares of the common stock of Washington Mutual.

                                    EXPERTS

     The consolidated financial statements of Washington Mutual as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, incorporated by reference in this Prospectus, which is included in this Registration Statement of Washington Mutual on Form S-3, from Washington Mutual's Annual Report on Form 10-K for the year ended December 31, 1998, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference. Insofar as the report of Deloitte & Touche LLP relates to the amounts included for: (i) H.F. Ahmanson & Company and subsidiaries for 1997 and 1996, it is based solely on the report of KPMG LLP, independent auditors; and (ii) Great Western Financial Corporation and subsidiaries for 1996, it is based solely on the report of PricewaterhouseCoopers LLP, independent accountants; such reports being incorporated by reference herein, and have been so incorporated in reliance upon the reports of such firms given upon their authority as experts in auditing and accounting.

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     No dealer, salesperson or other person is authorized to give any information to or represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the Notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                             ----------------------

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                        Page
                                        ----
About This Prospectus Supplement......   S-2
Summary Financial Data................   S-3
Use of Proceeds.......................   S-5
Certain Terms of the Notes............   S-5
Underwriting..........................   S-7
Legal Opinions........................   S-8

Prospectus

Where You Can Find Additional
  Information.........................     2
Incorporation of Certain Documents by
  Reference...........................     2
Washington Mutual, Inc. ..............     4
Use of Proceeds.......................     6
Ratio of Earnings to Fixed Charges....     6
Description of Debt Securities........     6
Plan of Distribution..................    21
Legal Opinions........................    22
Experts...............................    22

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                                  $500,000,000

                            [WASHINGTON MUTUAL LOGO]

                            8.25% Subordinated Notes
                               due April 1, 2010

                             ----------------------

                             PROSPECTUS SUPPLEMENT

                             ----------------------
                              GOLDMAN, SACHS & CO.
                              MERRILL LYNCH & CO.
                           MORGAN STANLEY DEAN WITTER
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